Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (May 14, 2018)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months ended March 31, 2018 and 2017, based on accounting principles generally accepted in the United States of America, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended March 31,
	2018	2017
Gross premiums written	$16,965,000	$17,169,000
Net premiums written	$15,780,000	$16,038,000

Net premiums earned	$15,059,000	$15,040,000
Net investment income	781,000	926,000
Net realized investment (losses) gains	(125,000)	160,000
Other income	161,000	152,000
Total Revenues	15,876,000	16,278,000
Policyholder benefits and settlement expenses	9,427,000	11,146,000
Amortization of deferred policy acquisition costs	803,000	945,000
Commissions	2,060,000	2,093,000
General and administrative expenses	2,003,000	1,797,000
Taxes, licenses and fees	649,000	689,000
Interest expense	302,000	323,000
Total Benefits, Losses and Expenses	15,244,000	16,993,000
Income (Loss) Before Income Taxes	632,000	(715,000)
Income tax expense (benefit)	161,000	(399,000)
Net Income (Loss)	$471,000	$(316,000)
Income (Loss) Per Common Share	$0.19	$(0.13)
Reconciliation of Net Income (Loss) to non-GAAP Measurement
Net income (loss)	$471,000	$(316,000)
Income tax expense (benefit)	161,000	(399,000)
Realized investment losses (gains), net	125,000	(160,000)
Pretax Income (Loss) From Operations	$757,000	$(875,000)

Management Commentary on Results of Operations

Summary:
For the three months ended March 31, 2018, the Company had net income of $471,000, $0.19 income per share, compared to a net loss of $316,000, $0.13 loss per share, for the three months ended March 31, 2017. The pretax income from operations in the first quarter of 2018 totaled $757,000 compared to pretax loss from operations of $875,000 in the first quarter of 2017. During the first quarter of 2018, claim activity related to catastrophe events was significantly less compared to the same period last year. For the three months ended March 31, 2018, the P&C segment had $758,000 in reported losses and loss adjustment expenses (LAE) from cat events. Results for the first quarter of 2017 were negatively impacted by an increased frequency of severe thunderstorm activity which generated widespread wind, hail and tornado damage to insured property across the southeastern United States. This increased frequency of severe thunderstorm activity led to $3,521,000 in reported losses and LAE from cat events during the first quarter of 2017.

Premium Revenue:
For the three month period ended March 31, 2018, net premiums earned were up $19,000 at $15,059,000 compared to $15,040,000 during the same period in 2017. The increase in premium revenue was primarily attributable to a slight 0.3% increase in net premiums earned in the P&C segment.

Net Income (Loss):
For the quarter ended March 31, 2018, the Company had net income of $471,000, $0.19 income per share, compared to a net loss of $316,000, $0.13 loss per share, for the same period in 2017, an increase of $787,000. As discussed above, a decrease in storm losses was the primary factor contributing to the increase in net income in the current year compared to the same period last year.

Pretax Income (Loss) from Operations:
A primary non-GAAP financial measure utilized by management is pretax income (loss) from operations. This measure consists of net income (loss) before income taxes adjusted for realized investment gains and losses. This measure provides a means of comparing the results of our core operations without the impact of items that are more unpredictable and less consistent from year to year. A reconciliation of pretax income (loss) from operations is presented in the table above.

For the three months ended March 31, 2018, our pretax income from operations was $757,000 compared to a pretax loss from operations of $875,000 for the three months ended March 31, 2017, an increase of $1,632,000. A decrease in severe thunderstorm activity during the first quarter of 2018 compared to the same period last year was the primary factor contributing to the improvement in pretax income from operations. The first quarter of 2017 was plagued with an unusually high frequency of severe thunderstorm activity due to much warmer temperatures in the early part of the year.

P&C Segment Combined Ratio:
The P&C segment ended the first three months of 2018 with a GAAP basis combined ratio of 92.7%. Reported catastrophe losses totaled $758,000 for the quarter and added 5.5 percentage points to the combined ratio. In comparison, the P&C segment ended the first quarter of 2017 with a GAAP basis combined ratio of 106.3% with catastrophe losses increasing the combined ratio by 25.8 percentage points. Partially offsetting the reduction in catastrophe losses in the first quarter; fire losses were up $1,210,000 in 2018 compared to last year. This increase in fire losses added 8.8 percentage points to the 2018 combined ratio. While the colder temperatures in January and February of 2018 reduced outbreaks of severe weather compared to last year, the colder temperatures tend to increase the frequency of fire losses in the nonstandard markets in which we operate due to increased use of supplemental home heating sources such as space heaters and wood burning stoves.

Selected Balance Sheet Highlights	March 31, 2018	December 31, 2017
(dollars in thousands)
Invested Assets	$114,318,000	$114,731,000
Cash	$5,586,000	$6,644,000
Total Assets	$146,074,000	$146,438,000
Policy Liabilities	$77,250,000	$76,674,000
Total Debt	$15,142,000	$15,639,000
Accumulated Other Comprehensive Income (Loss)	$(705,000)	$2,646,000
Shareholders' Equity	$46,726,000	$47,625,000
Book Value Per Share	$18.53	$18.88

Management Commentary on Financial Position

Invested Assets:
Invested assets as of March 31, 2018 were $114,318,000 down $413,000, or 0.4%, compared to $114,731,000 as of December 31, 2017. Positive cash flow from operations lead to an increase in investment purchases during the first quarter of 2018, but this increase in new investment was offset by an increase in market interest rates which reduced the market value of our bond investment portfolio.

Cash:
The Company, primarily through its insurance subsidiaries, had $5,586,000 in cash and cash equivalents at March 31, 2018, not materially different compared to $6,644,000 at December 31, 2017. The decrease in cash was primarily due to an increase in investments in fixed income securities and debt reduction.

Total Assets:
The Company had no material change in total assets as of March 31, 2018 compared to December 31, 2017. Total assets as of March 31, 2018 were $146,074,000 compared to $146,438,000 at December 31, 2017.

Policy Liabilities:
Policy liabilities were $77,250,000 at March 31, 2018 compared to $76,674,000 at December 31, 2017; an increase of $576,000 or 0.8%. The primary reason for the increase in policy liabilities in the first quarter of 2018 compared to 2017 was an increase in unearned premium. This increase in unearned premium is seasonal as we typically issue and renew a larger number of annual insurance contracts during the first and second quarters of each year compared to the remainder of the year.

Debt Outstanding:
Total debt at March 31, 2018 was $15,142,000 compared to $15,639,000 at December 31, 2017. The pay down of a bank credit line was the primary reason for the $497,000 or 3.2% decrease in total debt.

Shareholders' Equity:
Shareholders' equity as of March 31, 2018 was $46,726,000, down $899,000 compared to December 31, 2017 Shareholders' equity of $47,625,000. Book value per share was $18.53 at March 31, 2018, compared to $18.88 per share at December 31, 2017, a decrease of $0.35. The primary reason for the decrease in Shareholders' Equity was the decrease in market value of fixed income securities as well as the decrease in market value of equity securities. Partially offsetting these factors was net income of $471,000.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty (P&C) and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.